To  the  Board  of  Directors
wwbroadcast.net  inc.

We consent to the use of our report on the financial statements of wwbroadcast.net inc. included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 20, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG  LLP

Chartered  Accountants

Vancouver,  Canada
November  24,  2000